EXPENSE LIMITATION AGREEMENT


     AGREEMENT made as of this ____ day of __________, 1999, by and between Amerindo Funds Inc., a Maryland corporation (the "Company"), and Amerindo Investment Advisors Inc., a California corporation (the "Adviser").

     The Adviser hereby agrees to limit annual total operating expenses of the Amerindo Technology Fund, a portfolio of the Company (the "Fund"), to not more than the following amounts:

     Class               % of Average Net Assets
     -----               -----------------------
     A                             2.25%
     C                             3.00%
     D                             2.25%

     This Agreement shall remain in effect until December 31, 2000 and will automatically renew for successive one-year periods thereafter unless otherwise terminated by either party.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

AMERINDO FUNDS INC.                     AMERINDO INVESTMENT
                                        ADVISORS INC.



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